    Exhibit               Description

Exhibit 99.1    Earnings Release

FOR IMMEDIATE RELEASE

CONTACT:           Thomas W. Schneider – President, CEO
James A. Dowd – Senior Vice President, CFO
Telephone:  (315) 343-0057

Pathfinder Bancorp, Inc. Announces First Quarter Earnings

Oswego, New York, April 27, 2012 - Pathfinder Bancorp, Inc. (“Company”), the mid-tier holding company of Pathfinder Bank, (NASDAQ: PBHC) announced reported net income of $529,000 and basic and diluted earnings per share of $0.16 for the three-month period ended March 31, 2012, compared to net income of $426,000 and basic and diluted earnings per share of $0.12 for the same period in 2011.  The increase in net income was principally due to an improvement of $174,000 in net interest income between comparable first quarter periods.  The Company’s return on average assets and return on average equity for the first quarter of 2012 were 0.47% and 5.52%, respectively, as compared to 0.41% and 5.48% for the same prior year period.

“First quarter earnings improvement over the prior year was principally driven by the growth in average outstandings of our investment securities and loan portfolios,” according to Thomas W. Schneider, President and CEO.  “While the interest rate yield on earning assets continues to fall, we have been able to more than offset this effect with investment securities and loan growth,” Mr. Schneider continued.  “While total loans outstanding did not increase in the first quarter, our loan pipeline set to close during the second quarter will help us continue to offset net interest rate spread compression.”

Net interest income for the three-month period ended March 31, 2012 was $3.7 million as compared to $3.5 million for the three-month period ended March 31, 2011.  This increase in net interest income between comparable quarters was driven by an increase in average earning assets of $39.7 million to $420.6 million for the first quarter of 2012.  Offsetting this increase in net interest income was a decrease in the tax equivalent net interest margin of 14 basis points from 3.71% for the first quarter of 2011 to 3.57% in the first quarter of 2012. The increase in average earning assets between comparable first quarter periods was centered in residential mortgages and mortgage-backed securities where increases of $13.8 million and $17.5 million, respectively were recorded.  The decline in tax equivalent net interest margin was due to the decrease in the yield on average earning assets exceeding the decrease in rates paid on interest bearing liabilities between comparable first quarter periods.  The yield on residential mortgages decreased from 5.27% to 5.09% and the yield on mortgage-backed securities decreased from 3.30% to 2.10%, both between comparable first quarter periods.

The reduction in the investment securities portfolio yield is a direct result of the $27.0 million dollars of portfolio growth being added at current yields which are significantly below that of the existing portfolio.  Much of the activity represents the continued short term leveraging of the Small Business Lending Fund proceeds received in the third quarter of 2011, which is being invested in short term securities with related yields ranging from 1.00% to 1.75%.  As the short term investments and related funding vehicles mature over the next two to three years, these positions will be replaced by projected growth in the loan and deposit portfolios.  In addition, mortgage-backed securities yields on existing holdings have been negatively impacted by increased prepayments.  Management continues to monitor current prepayment speeds and related security yields.

Funding costs were 1.09% in the first quarter of 2012, as compared to 1.28% in the prior year quarter.  The decline in funding costs was due principally to maturing higher rate certificates of deposit being replaced with lower cost certificates of deposit at current market rates.

Noninterest income for the three-month period ended March 31, 2012 of $728,000, a $56,000 or 8.3% increase over the same period in 2011, was driven by an $85,000 increase in net gains on sales of available for sale securities.  Additionally, earnings on the cash value of bank owned life insurance increased $31,000 and Visa debit card fees increased $13,000, all between comparable first quarter periods.  These increases were partially offset by a loss on the sale of other real estate owned of $24,000 for the first quarter of 2012, as compared to a gain on the sale of other real estate owned of $26,000 for the first quarter in 2011.  Service charges on deposit accounts were $273,000 for the first quarter of 2012, a $22,000 decrease from the first quarter of 2011 due largely to the reduction in fees from consumer extended overdrafts.

Noninterest expense for the first quarter of 2012 was $3.5 million as compared to $3.3 million for the first quarter of 2011, a $172,000 increase.  Personnel expenses totaled $2.0 million for the first quarter of 2012, representing an increase of $265,000 over the first quarter of 2011.  The increase was related to an increase of $94,000 from annual wage increases and the addition of one management level staff in support of the Company’s sales and loan origination initiatives, $63,000 in additional pension plan expenses, and $60,000 in stock-based and ESOP compensation expense as these plans were introduced in the second quarter and third quarter, respectively, of 2011.  Offsetting these increases was a decrease in the FDIC assessment expenses of $85,000 and a decrease of $79,000 in advertising costs, all between comparable first quarter periods.  The decrease in advertising costs was due to the increased costs incurred in the first quarter of 2011 in support of the new Cicero branch location.

The Company recorded $225,000 in provision for loan losses for the three-month period ended March 31, 2012, as compared to $263,000 for the three-month period ended March 31, 2011, a $38,000 decrease.  Net charge-offs for the first quarter of 2012 were $93,000 as compared to net charge-offs of $143,000 for the first quarter of 2011.  Management continually evaluates the adequacy of the allowance for loan losses based on recent historical loss experience, current environmental factors and the level of impaired loans and their related specific allowances.  The allowance for loan losses as a percent of period end loans at March 31, 2012, December 31, 2011, and March 31, 2011 was 1.35%, 1.31%, and 1.31%, respectively.

Asset quality metrics were mixed when comparing trends in nonperforming loans and net charge-offs.  At March 31, 2012, the ratio of nonperforming loans to period end loans was 1.58%, slightly higher than the ratio of 1.55% at December 31, 2011, but significantly lower than the ratio of 2.08% at March 31, 2011.  The Company reported an improvement in net loan charge-offs to average loans which were 0.12% in the first quarter of 2012 as compared to 0.20% in the first quarter of 2011.

“We continue to closely monitor asset quality, work closely with our troubled borrowers, and provision accordingly given the continued economic uncertainty,” added Mr. Schneider.

Total assets at March 31, 2012 were $468.1 million, as compared to $443.0 million and $412.4 million at December 31, 2011 and March 31, 2011, respectively.  Total loans at these same dates were $304.0 million, $304.8 million, and $286.6 million, respectively.  The Company reported significant growth in its investment securities portfolio as the total investment securities portfolio was $127.5 million at March 31, 2012 as compared to $100.4 million and $89.3 million at December 31, 2011 and March 31, 2011, respectively.  This growth was principally centered in mortgage-backed securities and non-taxable municipal securities.

The Company also reported strong growth in total deposits, due to an increase in lower cost CDARS deposits, the successful launch of the Cicero branch, and organic growth throughout the remaining branches.  At March 31, 2012, total deposits were $395.3 million as compared to $366.1 million at December 31, 2011 and $340.8 million at March 31, 2011.

About Pathfinder Bancorp, Inc

Pathfinder Bancorp, Inc. is the mid-tier holding company of Pathfinder Bank, a New York chartered savings bank headquartered in Oswego, New York.  The Bank has eight full service offices located in its market area consisting of Oswego County and northern Onondaga County.  Financial highlights for Pathfinder Bancorp, Inc. are attached.  Presently, the only business conducted by Pathfinder Bancorp, Inc. is the 100% ownership of Pathfinder Bank and Pathfinder Statutory Trust II.

This release may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's earnings in future periods.  Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products, and services.

PATHFINDER BANCORP, INC.
FINANCIAL HIGHLIGHTS
(dollars in thousands except per share amounts)

	For the three months
	ended March 31,
	(Unaudited)
	2012	2011

Condensed Income Statement
Interest and dividend income	$4,673	$4,586
Interest expense	1,016	1,103
Net interest income	3,657	3,483
Provision for loan losses	225	263
	3,432	3,220
Noninterest income excluding net gains on sales of
securities, loans and foreclosed real estate	640	619
Net gain on sales of securities,
loans and foreclosed real estate	88	53
Noninterest expense	3,455	3,283
Income before income taxes	705	609
Provision for income taxes	176	183

Net Income	529	426

Preferred stock dividends and discount accretion	138	117
Net income available to common shareholders	$391	$309

Key Earnings Ratios
Return on average assets	0.47%	0.41%
Return on average equity	5.52%	5.48%
Net interest margin (tax equivalent)	3.57%	3.71%

Share and Per Share Data
Basic weighted average shares outstanding	2,499,787	2,484,832
Basic earnings per share*	$0.16	$0.12
Diluted weighted average shares outstanding	2,518,529	2,525,160
Diluted earnings per share*	$0.16	$0.12
Cash dividends per share	$0.03	$0.03
Book value per common share at March 31, 2012 and 2011	$9.47	$10.03

*Basic and diluted earnings per share are calculated based upon net income available to common shareholders after preferred stock dividends and discount accretion
Weighted average shares outstanding do not include unallocated ESOP shares.

	March 31,	December 31,	March 31,
	2012	2011	2011
Selected Balance Sheet Data
Assets	$468,130	$442,980	$412,444
Earning assets	435,577	411,478	380,125
Total loans	304,004	304,750	286,585
Deposits	395,265	366,129	340,759
Borrowed funds	25,046	26,074	31,000
Allowance for loan losses	4,112	3,980	3,767
Junior subordinated debentures	5,155	5,155	5,155
Shareholders' equity	37,793	37,841	31,187

Asset Quality Ratios
Net loan charge-offs (annualized) to average loans	0.12%	0.21%	0.20%
Allowance for loan losses to period end loans	1.35%	1.31%	1.31%
Allowance for loan losses to nonperforming loans	85.45%	84.18%	63.10%
Nonperforming loans to period end loans	1.58%	1.55%	2.08%
Nonperforming assets to total assets	1.15%	1.19%	1.60%